UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder,

I hope that this finds you well. We recently filed our proxy and, as we did two years ago, we are requesting additional shares under our equity plan, which are critical to managing and growing our business.

As the equity plan is critical to our growth strategy, we want to highlight the following points:

•

We grant equity broadly—more than 90% of our equity awards over the last 3 years went to non-executive officers and were issued to people with direct, client-facing and revenue generating responsibilities. As our business continues to grow, the additional shares we are requesting are critical to our ability to maintain our compensation structure and align the interests of our employees and shareholders.

•	We have offset the dilutive effect of our equity grants through our stock repurchases and, taking these into account, have had a negative net burn rate of -3.5% over the last 3 years.

•	We are requesting 6.0 million additional shares to cover roughly the next two to three years.

We know this is peak proxy season, but we would be happy to discuss this plan further on a call if that would be helpful. Details regarding each of the points made above, as well as additional information regarding our equity plan and compensation model, can be found in the attached deck.

Evercore 2024 Equity Plan Proposal May 2024

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “backlog” “believes”, “expects”, “potential”, “probable”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative versions of these words or other comparable words. All statements other than statements of historical fact included in this presentation are forward- looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q and current reports filed under Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this discussion. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Please note this presentation is available at www.evercore.com. 1

We are Requesting Additional Shares to Support our Broad-Based Equity Program A broad-based equity program is critical to our business model and growth strategy, and a core part of our compensation program. While we have prudently managed the shares authorized in our previous share request, we now have only approximately 2.6 million shares available. We need additional shares to continue managing and growing our business over the next approximately two to three years. Strong Growth and Success Broad-Based Equity Program Prudent Use of Equity ◼ Five-Year TSR of 172%, ◼ 90%+ of equity awards over ◼ Average negative net burn outperforming the S&P500 the past three years issued rate over the past three full Index by 65%, S&P500 to non-executive officers fiscal years, when taking Financial Index by 96% and, into account our share ◼ 90%+ of equity awards over on average, our Independent repurchase program 1 the past three years issued Peers by 18% to persons with direct, client- ◼ Our use of equity is ◼ Hired largest ever class of 11 facing and revenue- comparable to our direct Advisory SMDs in 2023, in generating responsibilities peers - other publicly traded addition to 7 internal SMD independent investment ◼ Multi-Year Vesting aligns promotions banking advisory firms the incentives of our broad ◼ Returned over $523 million to base of employees with our ◼ Equity-based compensation shareholders during 2023 shareholders included in bonus, not through dividends and additional to bonus 2 share/LP unit repurchases ◼ Delivered solid 2023 financial results taking into account prevailing market conditions We believe that our prudent use of equity compensation has been an important driver of our success and is necessary for our continued success 2 (1) Independent Peer Average includes Houlihan Lokey, Lazard, Moelis & Company, PJT Partners, and Perella Weinberg Partners. See page 2 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for additional details. (2) Includes dividends to Class A shareholders and equivalent amounts distributed to holders of LP units.

Overview of Our Equity Compensation Model Our equity compensation model, which combines broad-based equity grants and share repurchases designed to offset dilution, creates an alignment of incentives between our shareholders and employees and is more beneficial for our shareholders than alternative forms of compensation Alignment Through Facilitates Return Long Term Protects Employee of Capital to Retention Shareholders Ownership Shareholders Benefit From Dilution Alternative Deferred Equity with Share Deferred Repurchase Program ✓ ✓ ✓ ✓ Compensation (Evercore Model) Models Deferred Equity ✓ û ✓ û Deferred Cash û û ✓ ✓ û ◼ We have continued to deliver strong results while making a meaningful investment in our business, which for us primarily means recruiting and retaining top talent. As a professional services business, our revenue is tied to the number and quality of our people Equity Awards ◼ SMD growth is driven by external hires and internal promotes and supports increased sector coverage, are Critical for broader capabilities, geographic expansion and overall advancement of the Evercore brand. In 2023 we our Success hired a record number of external Advisory SMDs (11) and promoted seven internal Advisory MDs to SMDs ◼ We grant equity broadly throughout the organization, including as part of our recruitment program, which is a critical part of aligning interest with our shareholders û ◼ Our shareholders last approved an increase to the number of shares under the Plan in 2022. At that time, û we requested an additional 6.5 million shares, which we anticipated would last approximately 2 years Need Additional ◼ In order to execute on our growth strategy and compensation model, it is critical that we have sufficient authorized shares to conduct our compensation processes over the next approximately two to three years, Equity and are therefore requesting an additional 6 million shares at our 2024 Annual Meeting 3

Our Proposal is Reasonably Sized and Appropriate for a Human Capital Business We are requesting only the limited number of shares which we believe will be necessary for continuing to manage and grow our business over the next approximately two to three years. Limited Share Request Double Alignment Effect ◼ We are requesting 6.0 million additional ◼ As part of our compensation model, grant shares, which we believe are necessary to magnitude is driven by delivered continue managing and growing the performance – awards are a component of business for the next approximately two to annual bonus, and employees must earn three years their grants before the grants are made ◼ When we last sought shares in 2022 we ◼ Realized grant value is dependent on requested only the limited number of retention and future performance – grants shares which we anticipated would be are made with time-vesting restrictions and necessary for two years fluctuate in value based on stock price performance after the grants are made ◼ As anticipated, we have substantially exhausted those shares and have only ◼ We believe that an increased use of approximately 2.6 million shares available alternative forms of deferred compensation for grant, which, based on historical in lieu of equity would reduce the alignment usage, may not be sufficient to execute on between our employees and shareholders our growth strategy and compensation without a corresponding benefit model for 2024 We are a human capital business and our revenue and profits are tied to the number, quality and performance of our people. Our ability to pay compensation in the form of equity (as opposed to alternative forms of deferred compensation) has enabled us to recruit, retain and motivate high-caliber talent aligned with our long-term growth and success 4

We Have a Track Record of Prudent Equity Compensation Management We are acutely sensitive to the dilutive impact of equity compensation and we have purposely offset the dilutive impact of equity awards through share repurchases Equity Grant and Offset History (Shares in 000’s) Three Year ◼ When we last sought shares in 2022, we Average (2021- committed to work to offset the dilutive effect of 2023) our annual bonus equity awards through our RSU Grants: stock repurchase program, subject to our future 2,722 Incentive Award Grants earnings and our need to maintain a strong New Hire/Retention Grants 252 Forfeitures (186) liquidity position Net RSU Grants 2,788 ◼ As we have consistently done in the past, we Shares Repurchased 4,298 delivered on our stated commitment by: Net Issuance – Net RSU Grants less Shares (1,511) „ More than offsetting our annual bonus equity Repurchased Burn Rate (Taking into account Weighted Common awards and new hire equity awards through Shares Outstanding, Evercore LP Partnership Units 6.6% our stock repurchase program; and and Forfeitures) Net Burn Rate (Also taking into account share „ Maintaining an average three-year Net Burn (3.5)% repurchases) Rate of -3.5%, thereby decreasing our share count over that period *See pages 6-7 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit for additional information. We remain committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise 5

Our Equity Compensation Practices are Comparable to our Direct Peers Our publicly traded independent investment banking advisory peers share our human capital-intensive business model, and are the best comparison for equity program purposes ◼ Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices ◼ We effectively use our equity compensation program as a form of capital expenditure to invest in and grow our business through our people; as a result, we rely more on equity compensation programs than many of our bulge bracket peers do ◼ While we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our most direct peers ◼ In addition, our careful use of equity compensation is further evidenced by an analysis of our 2021-2023 average stock compensation expense as a percentage of various operating measures, as compared to those of our direct peers Three-Year Average of Stock Compensation Three-Year Expense* Average Burn Three-Year Rate (Not Average Adjusted for Stock As a Repurchases)* Compensation Percentage Evercore ............................. 6.6% Expense (in of GAAP Lazard ................................. 000’s) Net Revenue Per Employee 5.2% Evercore ......................... $264,690 9.37% $126,747 Moelis .................................. 4.5% Lazard ............................. $241,723 8.55% $73,457 PJT Partners....................... 5.0% Moelis .............................. $151,688 13.46% $139,676 Greenhill .............................. 9.8% PJT Partners .................. $150,992 14.29% $164,599 Houlihan Lokey .................. 3.0% Greenhill ......................... $30,850 10.71% $82,708 Perella Weinberg Partners 5.9% Perella Weinberg Partners $144,287 20.79% $224,049 6 * See pg. 76 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology.